Exhibit 4.2

DESCRIPTION OF SECURITIES

The following description of ST Energy Transition I Ltd.'s (the “Company,” “we” or “us”) securities is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s amended and restated bye-laws, which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read the amended and restated bye-laws and the applicable provisions of the Companies Act 1981 of Bermuda, as amended, for additional information.

As of December 31, 2021, ST Energy Transition I Ltd. (“we,” “our,” “us” or the “company”) had the following three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its SAILSM securities, each consisting of one Class A share and one-half of one redeemable warrant, (ii) Class A shares, par value $0.0001 per share, and (iii) redeemable warrants, each whole warrant exercisable for one Class A share at an exercise price of $11.50. In addition, this Description of Securities also references the company’s Class B shares, par value $0.0001 per share (the “Class B shares” or “alignment shares”) which are not registered pursuant to Section 12 of the Exchange Act but are convertible into Class A shares. The description of the Class B shares is included to assist in the description of the Class A shares. Unless the context otherwise requires, references to our “sponsor” are to Sloane Square Capital Holdings Ltd. and references to our “initial shareholders” are to our sponsor and our directors, as they held our alignment shares prior to our initial public offering (our “IPO”).

We are a Bermuda exempted company limited by shares and our affairs are governed by our memorandum of association, amended and restated bye-laws, the Companies Act 1981 of Bermuda, as amended (the “Companies Act”) and the common law of Bermuda. Pursuant to our amended and restated bye-laws, we are authorized to issue 500,000,000 Class A shares, $0.0001 par value each, 50,000,000 Class B shares, $0.0001 par value each, and 5,000,000 undesignated shares, $0.0001 par value each. Because the below is only a summary, it may not contain all the information that is important to you.

SAILSM securities

Each SAILSM security consists of one Class A share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A share at a price of $11.50 per share, subject to adjustment as described below. Pursuant to the warrant agreement that governs the warrants (the “warrant agreement”), a warrant holder may exercise its warrants only for a whole number of the company’s Class A shares. This means only a whole warrant may be exercised at any given time by a warrant holder.

Holders will have the option to continue to hold SAILSM securities or separate their SAILSM securities into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the SAILSM securities into Class A shares and warrants. Additionally, the SAILSM securities will automatically separate into their component parts and will not be traded after completion of our initial business combination. No fractional warrants will be issued upon separation of the SAILSM securities and only whole warrants will trade.

The SAILSM securities will automatically separate into their component parts and will not be traded after completion of our initial business combination.

Shares

Class A shareholders and Class B shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided, that, prior to our initial business combination, holders of our Class B shares have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of our Class A shares are not be entitled to vote on the appointment of directors during such time. These provisions of our amended and restated bye-laws may only be amended by a resolution passed by a majority of at least 90% of our shares attending and voting in a general meeting. Unless specified in the Companies Act, our amended and restated bye-laws or applicable stock exchange rules, the affirmative vote of a majority of our shares that are voted is required to approve any such matter voted on by our shareholders (other than the appointment or removal of directors prior to our initial business combination), and, prior to our initial business combination, the affirmative vote of a majority of our alignment shares is required to approve the appointment or removal of directors. Approval of certain actions will require a resolution under Bermuda law and pursuant to our amended and restated bye-laws, such actions include amending our amended and restated bye-laws and approving a statutory merger or amalgamation with another company. Directors are appointed for a term of two years. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the alignment shares voted for the appointment of directors can appoint all of the directors prior to our initial business combination. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. Prior to our initial business combination, the Class A shares have a preferential right ranking ahead of the Class B shares to receive distributions from the trust account on a liquidation, winding up, or other return of capital.

Because our memorandum of association and amended and restated bye-laws authorize the issuance of up to 500,000,000 Class A shares, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of Class A shares which we are authorized to issue at the same time as our shareholders vote on the business combination to the extent we seek shareholder approval in connection with our initial business combination.

In accordance with corporate governance requirements of the New York Stock Exchange (the “NYSE”), we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the NYSE. There is no requirement under the Companies Act for us to hold annual or general meetings to appoint directors. We may not hold an annual general meeting prior to the consummation of our initial business combination.

We will provide our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our initial business combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to the limitations described herein. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights will include the requirement that a beneficial owner must identify itself in order to validly redeem its shares. Our initial shareholders, directors and officers have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any alignment shares and public shares held by them in connection with the completion of our initial business combination or certain amendments to our amended and restated bye-laws. Permitted transferees of our initial shareholders, directors or officers will be subject to the same obligations.

If a shareholder vote is not required by applicable law or stock exchange listing requirements and we do not decide to hold a shareholder vote for business or other reasons, we will, pursuant to our amended and restated bye-laws, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated bye-laws require these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or we decide to obtain shareholder approval for business or other reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek shareholder approval, we will complete our initial business combination only if we receive an ordinary resolution under Bermuda law, which requires approval by a majority of the votes attached to shares voted at a general meeting of the company where a quorum of at least two persons present in person or by proxy representing at least 50% of the issued and outstanding shares (or class thereof) entitled to vote at such general meeting are present at the time such general meeting proceeds to business (unless applicable Bermuda law requires a higher approval threshold). However, the participation of our sponsor, directors, officers, advisors or any of their respective affiliates in privately-negotiated transactions, if any, could result in the approval of our initial business combination even if a majority of our public shareholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of our issued and outstanding shares, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. These quorum and voting thresholds, and the voting agreements of our initial shareholders, may make it more likely that we will consummate our initial business combination.

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated bye-laws provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the “Excess Shares,” without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete the business combination. As a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek shareholder approval in connection with our initial business combination, our initial shareholders have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote their alignment shares and any public shares held by them in favor of our initial business combination. Our directors and officers have also entered into the letter agreement, imposing similar obligations on them with respect to public shares acquired by them, if any. Additionally, each public shareholder may elect to redeem its public shares without voting and, if they do vote, irrespective of whether they vote for or against the proposed transaction.

Pursuant to our amended and restated bye-laws, if we have not completed our initial business combination within 18 months from the closing of our IPO, we will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate, wind up and dissolve, subject in each case to our obligations under Bermuda law to provide for claims of creditors and the requirements of other applicable law. Our initial shareholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their alignment shares if we fail to complete our initial business combination within 18 months from the closing of our IPO. However, if our initial shareholders, directors acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our shareholders at such time will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the shares, except that we will provide our shareholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), upon the completion of our initial business combination, subject to the limitations described herein.

Alignment shares

The alignment shares are designated as Class B shares and are different from Class A shares included in the SAILSM securities sold in our IPO in several important ways, including that: (i) only holders of the alignment shares have the right to vote on the election of directors prior to our initial business combination, (ii) the alignment shares are subject to certain transfer restrictions, as described in more detail below, (iii) our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any alignment shares and public shares they hold in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to any alignment shares and public shares they hold in connection with a shareholder vote to approve an amendment to our amended and restated bye-laws to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination within 18 months from the closing of our IPO or with respect to other specified provisions relating to shareholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the trust account with respect to any alignment shares they hold if we fail to complete our initial business combination within 18 months from the closing of our IPO, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period. If we submit our initial business combination to our public shareholders for a vote, our sponsor, officers and directors have agreed (and their permitted transferees will agree) to vote their alignment shares and any public shares purchased during or after our IPO in favor of our initial business combination; and (iv) on the last day of each measurement period, which will occur annually over ten fiscal years following consummation of our initial business combination (and, with respect to any measurement period in which we have a change of control or in which we liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such measurement period), 143,750 of Class B shares will automatically convert into Class A shares based upon the Total Return of our outstanding equity capital as of the relevant measurement date above the Price Threshold.

The alignment shares are entitled to a number of votes representing 20% of voting power prior to the completion of our initial business combination. Following completion of our initial business combination, the alignment shares will be entitled to one vote per share.

For so long as any alignment shares remain outstanding, we may not, without the prior written consent of the holders of a majority of the alignment shares then outstanding take certain actions such as to (i) amend, alter or repeal any provision of our amended and restated bye-laws, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B shares, (ii) change our fiscal year, (iii) increase the number of directors on the Board, (iv) pay any dividends or other distributions or effect any split on any of our capital stock, (v) adopt any shareholder rights plan, (vi) acquire any entity or business with assets at a purchase price greater than 10% or more of our total assets measured in accordance with generally accepted accounting principles in the United States or the accounting standards then used by us in the preparation of our financial statements, (vii) issue any Class A shares in excess of 5% of the number of our Class A shares outstanding upon the consummation of our IPO or that would otherwise require a shareholder vote pursuant to the rules of the stock exchange on which the Class A shares are then listed or (viii) issue any Class B shares. As a result, the holders of the alignment shares may be able to prevent us from taking such actions that some public shareholders may believe are in our interest. Any action required or permitted to be taken at any meeting of the holders of alignment shares may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all alignment shares were present and voted.

For purposes of this section, “distribution” means any payment of dividends, cash, other consideration or distribution of equity securities of the company or any of its affiliates to holders of our shares, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock split, stock dividend, share distribution, rights offering or similar transaction. The fair market value of any distribution, other than cash, shall be determined in accordance with our amended and restated bye-laws.

The alignment shares create an incentive structure that we believe aligns the interests of all stakeholders and will reward sustained, long-term performance. We believe that this structure is more consistent with our sponsor’s long-term investment approach and different from the incentives for sponsors in most other special purpose acquisition companies. This long-term incentive structure for our sponsor and management team is reflected in the terms of the 1,437,500 alignment shares issued to our sponsor and directors.

Alignment shares conversion

On the last day of each measurement period, which will occur annually over ten fiscal years following consummation of our initial business combination (and, with respect to any measurement period in which we have a change of control or in which we liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such measurement period), 143,750 alignment shares will automatically convert, subject to adjustment as described herein, into our Class A shares, or conversion shares, as follows:

●	if the sum of (i) the VWAP, calculated in accordance with “—Volume weighted average price” below, of Class A shares for the final fiscal quarter in such measurement period and (ii) the amount per share of any dividends or distributions paid or payable to holders of our Class A shares, the record date for which is on or prior to the last day of the measurement period, or the Total Return, does not exceed the Price Threshold, the number of conversion shares for such measurement period will be 1,437 Class A shares;

●	if the Total Return exceeds the Price Threshold but does not exceed an amount equal to 130% of the Price Threshold, then the number of conversion shares for such measurement period will be the greater of (i) 1,437 Class A shares and (ii) 20% of the difference between the Total Return and the Price Threshold, multiplied by (A) the sum (such sum (as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions), the “Closing Share Count”) of (x) the number of Class A shares outstanding immediately after the closing of our IPO (including any exercise of the over-allotment option) and (y) if in connection with the initial business combination there are issued any Class A shares or equity-linked securities, the number of Class A shares so issued and the maximum number of Class A shares issuable (whether settled in shares or in cash) upon conversion or exercise of such equity-linked securities, divided by (B) the Total Return; and

●	if the Total Return exceeds an amount equal to 130% of the Price Threshold, then the number of conversion shares for such measurement period will be the greater of (i) 1,437 Class A shares and (ii) the sum of (x) 20% of the difference between an amount equal to 130% of the Price Threshold and the Price Threshold and (y) 30% of the difference between the Total Return and an amount equal to 130% of the Price Threshold, multiplied by (A) the Closing Share Count, divided by (B) the Total Return.

●	The term “measurement period” means (i) the period beginning on the date of our initial business combination and ending with, and including, the first fiscal quarter following the end of the fiscal year in which we consummate our initial business combination and (ii) each of the nine successive four-fiscal-quarter periods.

●	The “Price Threshold” will initially equal $10.00 for the first measurement period and will thereafter be adjusted at the beginning of each subsequent measurement period to be equal to the greater of (i) the Price Threshold for the immediately preceding measurement period and (ii) the VWAP for the immediately preceding measurement period (in each case, as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions).

●	For purposes of the above calculation, “equity-linked securities” means securities (other than the public warrants and the private placement warrants) issued by the company and/or any entities that (after giving effect to completion of the initial business combination) are subsidiaries of the company that are directly or indirectly convertible into or exercisable for Class A shares, or for a cash settlement value in lieu thereof.

●	The foregoing calculations will be based on our fiscal year and fiscal quarters, which may change as a result of our initial business combination. Each conversion of alignment shares will apply to the holders of alignment shares on a pro rata basis. If, upon conversion of any alignment shares, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A shares to be issued to such holder.

We include the following hypothetical scenarios solely for the purpose of illustrating the number of Class A shares that would be issued upon conversion of the alignment shares during one measurement period, assuming the Closing Share Count is 50,000,000 (putatively comprised of 25,000,000 Class A shares included as part of the SAILSM securities in our IPO and an additional 25,000,000 Class A shares issued subsequent to our IPO), assuming the VWAP is $9.00 for the first fiscal quarter following the first fiscal year during which we consummate our initial business combination and assuming that no dividends or distributions have been paid or are payable on Class A shares during the initial measurement period, then the Total Return would be $9.00 per share and the 125,000 alignment shares would convert into 1,250 Class A shares following the close of the initial measurement period.

In contrast, assuming the VWAP is $11.00 for the first fiscal quarter following the first fiscal year during which we consummate our initial business combination (rather than $9.00) and dividends and distributions equal to $1.00 per Class A share were paid or payable during the initial measurement period (rather than no dividends or distributions), the Total Return would be $12.00, which exceeds the initial $10.00 Price Threshold, but is less than 130% of the initial $10.00 Price Threshold. The conversion value would be calculated as 20% of the $2.00 per share appreciation above $10.00, or $0.40 per share, multiplied by 50,000,000 Class A shares or $20,000,000. This conversion value would then be divided by the Total Return of $12.00, which yields 1,666,666 Class A shares. Thus, the 125,000 alignment shares would convert into 1,666,666 Class A shares following the close of the initial measurement period.

Continuing with the example above, at the end of the second measurement period, assuming the Total Return is $11.00, the 125,000 alignment shares at year end would convert into only 1,250 Class A shares because the Total Return for the second measurement period of $11.00 is less than the Price Threshold of $12.00. If the Total Return for the second measurement period was instead $16.00, then the 125,000 alignment shares would convert into 2,625,000 Class A shares. The Total Return of $16.00 would exceed the Price Threshold of $12.00 by $4.00, or a 33.3% increase. The conversion value would be calculated as the sum of (i) 20% of $3.60 (the excess over $12.00 of a price equal to 130% of $12.00), or $0.72, and (ii) 30% of $0.40 (the difference between the Total Return and 130% of $12.00), or $0.12, multiplied by 50,000,000 Class A shares or $42,000,000. Such amount would then be divided by the Total Return of $16.00, which yields 2,625,000 Class A shares.

The tables below provide an illustration of the number of conversion shares each tranche of alignment shares shall convert into based on the Price Threshold and Total Return for a given measurement period, based on a Closing Share Count of 50,000,000 Class A shares:

Annual Conversion Shares

	Total Return ($)
Price Threshold ($)	$8.00	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00
$10.00	1,250	1,250	1,250	909,090	1,666,666	2,307,692	3,214,285	4,000,000	4,687,500	5,294,117
$10.50	1,250	1,250	1,250	454,545	1,250,000	1,923,076	2,625,000	3,450,000	4,171,875	4,808,823
$11.00	1,250	1,250	1,250	1,250	833,333	1,538,461	2,142,857	2,900,000	3,656,250	4,323,529
$11.50	1,250	1,250	1,250	1,250	416,666	1,153,846	1,785,714	2,350,000	3,140,625	3,838,235
$12.00	1,250	1,250	1,250	1,250	1,250	769,230	1,428,571	2,000,000	2,625,000	3,352,941
$12.50	1,250	1,250	1,250	1,250	1,250	384,615	1,071,428	1,666,666	2,187,500	2,867,647
$13.00	1,250	1,250	1,250	1,250	1,250	1,250	714,285	1,333,333	1,875,000	2,382,352
$13.50	1,250	1,250	1,250	1,250	1,250	1,250	357,142	1,000,000	1,562,500	2,058,823
$14.00	1,250	1,250	1,250	1,250	1,250	1,250	1,250	666,666	1,250,000	1,764,705
$14.50	1,250	1,250	1,250	1,250	1,250	1,250	1,250	333,333	937,500	1,470,588
$15.00	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	625,000	1,176,470
$15.50	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	312,500	882,352
$16.00	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	588,235
$16.50	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	294,117
$17.00	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250
$17.50	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250
$18.00	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250
$18.50	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250
$19.00	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250
$19.50	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250
$20.00	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250

	Total Return ($)
Price Threshold ($)	$18.00	$19.00	$20.00	$21.00	$22.00	$23.00
$10.00	5,833,333	6,315,789	6,750,000	7,142,857	7,500,000	7,826,086
$10.50	5,375,000	5,881,578	6,337,500	6,750,000	7,125,000	7,467,391
$11.00	4,916,666	5,447,368	5,925,000	6,357,142	6,750,000	7,108,695
$11.50	4,458,333	5,013,157	5,512,500	5,964,285	6,375,000	6,750,000
$12.00	4,000,000	4,578,947	5,100,000	5,571,428	6,000,000	6,391,304
$12.50	3,541,666	4,144,736	4,687,500	5,178,571	5,625,000	6,032,608
$13.00	3,083,333	3,710,526	4,275,000	4,785,714	5,250,000	5,673,913
$13.50	2,625,000	3,276,315	3,862,500	4,392,857	4,875,000	5,315,217
$14.00	2,222,222	2,842,105	3,450,000	4,000,000	4,500,000	4,956,521

	Total Return ($)
Price Threshold ($)	$18.00	$19.00	$20.00	$21.00	$22.00	$23.00
$14.50	1,944,444	2,407,894	3,037,500	3,607,142	4,125,000	4,597,826
$15.00	1,666,666	2,105,263	2,625,000	3,214,285	3,750,000	4,239,130
$15.50	1,388,888	1,842,105	2,250,000	2,821,428	3,375,000	3,880,434
$16.00	1,111,111	1,578,947	2,000,000	2,428,571	3,000,000	3,521,739
$16.50	833,333	1,315,789	1,750,000	2,142,857	2,625,000	3,163,043
$17.00	555,555	1,052,631	1,500,000	1,904,761	2,272,727	2,804,347
$17.50	277,777	789,473	1,250,000	1,666,666	2,045,454	2,445,652
$18.00	1,250	526,315	1,000,000	1,428,571	1,818,181	2,173,913
$18.50	1,250	263,157	750,000	1,190,476	1,590,909	1,956,521
$19.00	1,250	1,250	500,000	952,380	1,363,636	1,739,130
$19.50	1,250	1,250	250,000	714,285	1,136,363	1,521,739
$20.00	1,250	1,250	1,250	476,190	909,090	1,304,347

*	Assumes no dividends paid, such that the Total Return equals the volume weighted average price of Class A shares for the last fiscal quarter of the fiscal year, or the VWAP.

We believe our stakeholder-aligned carried interest structure gives us a competitive advantage in our ability to attract and negotiate a favorable transaction with a high-quality business. We believe that this competitive advantage arises from two key factors. First, our alignment shares will only provide our sponsor, officers and directors with significant value if our Class A shares, following our initial business combination, experiences price appreciation, which we believe aligns our interests with the interests of both our public shareholders and continuing shareholders of any targets we may seek to acquire. Second, unlike founder shares in a typical SPAC, which can create significant shareholder dilution immediately upon an initial business combination, the alignment shares will convert into our Class A shares over a ten-year period, consistent with our long-term investment horizon. The structure incentivizes our sponsor, directors and officers to invest in a business where the Company expects to have a strategic partnership and ties their economic interests to the long-term performance of the acquired company, not to short-term returns. Importantly, unlike most SPACs, our sponsor will receive a financial benefit that is directly coupled to the value that is created for the investors.

We include the following hypothetical scenarios solely for the purpose of illustrating the cumulative number of Class A shares that would be issued upon conversion of the alignment shares as a percentage of the total outstanding Class A shares given the assumptions set forth in the illustrations.

Assuming throughout the ten-year conversion period there are 200,000,000 total Class A shares outstanding (25,000,000 Class A shares included as part of the SAILSM securities in our IPO, an additional 25,000,000 Class A shares issued subsequent to our IPO and in connection with the initial business combination and 150,000,000 Class A shares issued to the sellers in the initial business combination) on each of the relevant measurement dates:

i. if the Total Return for each of the relevant measurement periods equates to 5.0% appreciation in the value of our Class A shares, compounded annually, then upon the measurement date occurring in the fifth and the tenth years following the initial business combination, assuming the sponsor, officers and directors have not previously sold any Class A shares, the sponsor, officers and directors’ percentage of the total of Class A shares would equal 1.2% and 2.3%, respectively; and

ii. if the Total Return for each of the relevant measurement periods equates to a 10.0% appreciation in the value of our Class A shares, compounded annually, then upon the measurement date occurring in the fifth and the tenth years following the initial business combination, assuming the sponsor, officers and directors have not previously sold any Class A shares, the sponsor officers and directors’ percentage of the total of our Class A shares would equal 2.2% and 4.3%, respectively.

In a typical SPAC structure, the founder shares would convert into 20.0% of the Class A shares issued in the initial public offering upon the consummation of the initial business combination. For comparison purposes to the scenarios above only, assuming the same 200,000,000 total Class A shares outstanding, the founder shares of a typical SPAC would equate to 3.1% of the total of the Class A shares. These Class A shares would be immediately issued to the initial shareholders upon the consummation of the initial business combination, such shares would typically only be subject to a one year lock-up, and their number would hold no relationship to changes in the value of the equity of the post-initial business combination entity. In other words in a typical SPAC, the sponsor can generate a significant return, even if the return to shareholders after the initial business combination remains flat or even is negative. The outstanding Class A shares share count, stock price appreciation and other assumptions in the foregoing illustrative scenarios are hypothetical and presented for illustrative purposes only, and the actual share count, stock price performance and other factors post-initial business combination may be significantly different.

The conversion shares will be deliverable no later than the tenth day following the last day of each applicable measurement period. The conversion shares will be delivered no later than 10:00 a.m., New York City time, on the date of issuance. We are required to publicly announce the number of conversion shares to be issued no less than two business days prior to issuance.

Volume weighted average price

“VWAP” per Class A shares on any trading day means the per share volume weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the company) page “VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the market price of one Class A share on such trading day determined, using a volume weighted average method, by an independent financial advisor retained for such purpose by the company). “VWAP” for a period of multiple trading days means the volume-weighted average of the respective VWAPs for the trading days in such period.

Change of control

Upon a change of control occurring after our initial business combination (but not in connection with our initial business combination), for the measurement period in which the change of control transaction occurs, the 143,750 alignment shares will automatically convert into conversion shares (on the business day immediately prior to such event), as follows:

●	if, prior to the date of such change of control the alignment shares have already cumulatively converted into a number of Class A shares equal in the aggregate to at least 5% of the Closing Share Count, or the 5% Threshold Amount, the number of conversion shares will equal the greater of (i) 1,437 Class A shares and (ii) the number of Class A shares that would be issuable based on the excess of the Total Return above the Price Threshold as described above with such Total Return calculated based on the purchase price or deemed value agreed upon in the change of control transaction rather than the VWAP for the final fiscal quarter in the relevant measurement period;

●	if, prior to the date of the change of control the alignment shares have not already cumulatively converted into a number of Class A shares equal in the aggregate to at least the 5% Threshold Amount, the number of conversion shares will equal the greater of (i) the 5% Threshold Amount less Class A shares previously issued upon conversion of alignment shares and (ii) the number of shares that would be issuable based on the excess of the Total Return above the Price Threshold described above with the Total Return calculated based on the purchase price or deemed value agreed upon in the change of control transaction rather than the VWAP for the final fiscal quarter in the relevant measurement period; and

●	to the extent any remaining tranches of 143,750 alignment shares remain outstanding, each remaining tranche of 143,750 alignment shares will automatically convert into 1,437 of our Class A shares.

A change of control is the occurrence of any one of the following after the consummation our initial business combination (but not in connection with our initial business combination) if any of the following occurs: (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their respective employee benefit plans, (A) has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares representing more than 50% of the voting power of our shares and (B) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in clause (A) has occurred; provided, however, that a “person” or “group” will not be deemed a beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder; (b) the consummation of (A) any recapitalization, reclassification or change of our shares (other than a change from no par value to par value, a change in par value or a change from par value to no par value, or changes resulting from a subdivision or combination) as a result of which all of our shares would be converted into, or exchanged for, stock, other securities, or other property or assets; (B) any share exchange, consolidation, merger or amalgamation of us pursuant to which all of the Class A shares will be converted into cash, securities or other property or assets (including any combination thereof); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our or our consolidated assets, taken as a whole, to any person or entity (other than one of our wholly owned subsidiaries, and other than a pledge or hypothecation of assets (but not foreclosure in respect thereof)); provided, however, that a transaction described in clauses (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction will not be deemed to be a change of control pursuant to this clause (b); (c) our shareholders approve any plan or proposal for our liquidation or dissolution (other than a liquidation or dissolution that will occur contemporaneously with a transaction described in clause (b)(B) above); or (d) our Class A shares ceases to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors); provided, however, that a transaction or transactions described in clauses (a) or (b) above will not constitute a change of control, if at least 90% of the consideration received or to be received by the holders of our shares, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions, consists of shares that are listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the equity interests into which the alignment shares convert.

For so long as any alignment shares remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the alignment shares then outstanding, voting separately as a single class, (i) amend, alter or repeal any provision of our amended and restated bye-laws, whether by merger, amalgamation, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of our Class B shares, (ii) change our fiscal year, (iii) increase the number of directors on the Board, (iv) pay any dividends or effect any split on any of our capital stock, (v) adopt any shareholder rights plan, (vi) acquire any entity or business with assets at a purchase price greater than 10% or more of our total assets measured in accordance with generally accepted accounting principles in the United States or the accounting standards then used by us in the preparation of our financial statements or (vii) issue any Class A shares in excess of 5% of our then outstanding Class B shares or that would otherwise require a shareholder vote pursuant to the rules of the stock exchange on which the Class A shares are then listed. As a result, the holders of the alignment shares may be able to prevent us from taking such actions that the Board believes is in our interest. Any action required or permitted to be taken at any meeting of the holders of alignment shares may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all alignment shares were present and voted.

Register of Members

Under Bermuda law, we must keep a register of members and there shall be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of the shares of each member;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Bermuda law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Bermuda law to have legal title to the shares as set against its name in the register of members. Upon the closing of our IPO, the register of members was updated to reflect the issue of shares by us. Once our register of members was updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Bermuda court for a determination on whether the register of members reflects the correct legal position. Further, such Bermuda court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our shares, then the validity of such shares may be subject to re-examination by a Bermuda court. Our Register of Members will be kept in Bermuda at our registered office.

Lockup of our Sponsor, Directors and Officers

Alignment shares and Class A shares delivered upon conversion thereof

Our sponsor, officers and directors have agreed not to transfer, assign or sell (i) any of their alignment shares except to any permitted transferees and (ii) any of their Class A shares deliverable upon conversion of the alignment shares for 30 days following the completion of our initial business combination. We refer to such transfer restrictions as the lock-up.

Redeemable Warrants

Public Shareholders’ Warrants

Each whole warrant entitles the registered holder to purchase one Class A share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination, except as described below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the SAILSM securities and only whole warrants will trade. Accordingly, unless you purchase at least two SAILSM securities, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not be obligated to deliver any Class A shares pursuant to the exercise of a warrant and we have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “Redemption of warrants when the price per Class A share equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a SAILSM security containing such warrant will have paid the full purchase price for the SAILSM security solely for the Class A share underlying such unit.

We have agreed that, as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which the prospectus related our IPO forms a part or a new registration statement covering the issuance, under the Securities Act, of the Class A shares issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If any such registration statement has not been declared effective by the 60th business day following the closing of the initial business combination, holders of the warrants will have the right, during the period beginning on the 61st business day after the closing of the initial business combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the company fails to have maintained an effective registration statement covering the issuance of the Class A shares issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis.” Notwithstanding the above, if our Class A shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of Class A shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A shares underlying the warrants, multiplied by the excess of the fair market value (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A shares per warrant. The fair market value as used in the preceding sentence shall mean the volume weighted average price of the Class A shares for the ten trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A share equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the Reference Value) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”).

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Class A share equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A shares except as otherwise described below;

●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”); and

●	if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Class A shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A shares during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to Class A shares shall include a security other than Class A shares into which the Class A shares have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of Class A shares to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Shares
	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Shares
	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of our Class A shares during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A shares during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A shares for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A shares.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A shares are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Class A share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the prospectus related to our IPO. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A shares than they would have received if they had chosen to wait to exercise their warrants for Class A shares if and when such Class A shares were trading at a price higher than the exercise price of $11.50.

No fractional Class A shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A shares pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A shares, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Cashless exercise. If we call the warrants for redemption as described above under “—Redemption of warrants for cash,” management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Class A shares equal to the quotient obtained by dividing (x) the product of the number of Class A shares underlying the warrants, multiplied by the excess of the “fair market value” over the exercise price of the warrants by (y) the fair market value. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

Redemption procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of issued and outstanding Class A shares is increased by a capitalization or share dividend payable in Class A shares, or by a split-up of Class A shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Class A shares. A rights offering to holders of Class A shares entitling holders to purchase Class A shares at a price less than the historical fair market value (as defined below) will be deemed a share dividend of a number of Class A shares equal to the product of (1) the number of Class A shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A shares) and (2) one minus the quotient of (x) the price per Class A share paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Class A shares, in determining the price payable for Class A shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Class A shares during the 10 trading day period ending on the trading day prior to the first date on which the Class A shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of Class A shares a dividend or make a distribution in cash, securities or other assets to the holders of Class A shares on account of such Class A shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A shares in connection with a shareholder vote to amend our amended and restated bye-laws (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of our IPO or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A share in respect of such event.

If the number of issued and outstanding Class A shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Class A shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Class A shares.

Whenever the number of Class A shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A shares so purchasable immediately thereafter.

In addition, if (x) we issue additional shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any alignment shares held by our sponsor or such affiliates, as applicable, prior to such issuance), or the Newly Issued Price, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the completion of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A share equals or exceeds $18.00” and “— Redemption of warrants when the price per Class A share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the issued and outstanding Class A shares (other than those described above or that solely affects the par value of such Class A shares), or in the case of a merger, amalgamation or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of our Class A shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated bye-laws or as a result of the redemption of Class A shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus binomial lattice Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that (a) terms of the warrants may be amended without the consent of any registered holder for the purpose of (i) curing any ambiguity or correcting any mistake, including conforming the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the prospectus related to our IPO, or defective provision contained in the warrant agreement, (ii) removing or reducing the Company’s ability to redeem the public warrants and, if applicable, a corresponding amendment to the Company’s ability to redeem the private placement warrants, (iii) removing any cap on the number of shares that are issuable upon a cashless exercise of a warrant or (iv) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders under the warrant agreement in any material respect, (b) the terms of the warrants may be amended by the parties to the warrant agreement with the vote or written consent of the registered holders of at least 50% of the then outstanding public warrants and private placement warrants, voting together as a single class, to allow for the warrants to be classified as equity in the Company’s financial statements, and (c) all other modifications or amendments, including any modification or amendment to increase the warrant price or shorten the exercise period and any amendment to the terms of only the private placement warrants, shall require the vote or written consent of the registered holders of at least 50% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, at least 50% of the then outstanding private placement warrants. Notwithstanding the foregoing, the Company may lower the warrant price or extend the duration of the exercise period without the consent of the registered holders.

The warrant holders do not have the rights or privileges of holders of shares and any voting rights until they exercise their warrants and receive Class A shares. After the issuance of Class A shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the SAILSM securities and only whole warrants will trade.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors—Risks Relating to Our Securities—Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company” in the prospectus related to our IPO. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Our Transfer Agent and Warrant Agent

The transfer agent for our shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Differences in Corporate Law

Bermuda companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers, Amalgamations, and Similar Arrangements. In certain circumstances, the Companies Act allows for mergers or amalgamations between two Bermuda companies, or between a Bermuda exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or amalgamation is between two Bermuda companies, the directors of each company must approve a written merger or amalgamation agreement containing certain prescribed information. That merger or amalgamation agreement must then be authorized by either (a) a resolution (usually a majority of 75% in value who attend and vote at a general meeting provided that a Bermuda company’s bye-laws may specify a lower threshold) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution or merger or amalgamation agreement is required for a merger or amalgamation between a parent company and its subsidiary company or two or more subsidiary companies, or a short form amalgamation or merger. The directors of each amalgamating or merging company must provide a statutory declaration regarding the insolvency and net assets of the applicable company and the surviving or amalgamated company. If the Bermuda Registrar of Companies is satisfied that the filing requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the merger or amalgamation.

Where the merger or amalgamation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the foreign company must obtain all necessary authorizations under the laws of its jurisdiction of existence to enable it to merge or amalgamate with the Bermuda company and provide the Bermuda Registrar of Companies documentary proof of the same.

Where the above procedures are adopted (other than in the case of a short form merger or amalgamation), the Companies Act provides for a right of dissenting registered shareholders to be paid a payment of the fair value of his or her shares if such dissenting shareholder does not vote in favor of the amalgamation or merger and, within one month of the giving of the notice convening the shareholders meeting in respect of the amalgamation or merger, apply to the Bermuda courts to appraise the fair value of their shares. At the hearing of that application, the court has the power to determine the fair value of the shares. If the amalgamation or merger has been completed prior to the court determining the fair value of a dissenting shareholders shares, then, if the fair value per share appraised by the court is greater than the consideration paid to the dissenting shareholder under the amalgamation or merger, the surviving or amalgamated company will be required to pay the dissenting shareholder the difference between the appraised value and the consideration paid within one month of the Court’s appraisal. If the amalgamation or merger has not been completed prior to the court’s appraisal, then the applicable company has one month from such appraisal to terminate the amalgamation or merger or to pay the fair value as appraised by the court.

Moreover, Bermuda law also has separate statutory provisions that facilitate the reconstruction, merger or amalgamation of companies in certain circumstances, such schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in Bermuda as a “scheme of arrangement” which may be tantamount to a merger. A scheme of arrangement (the procedures of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States) must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Supreme Court of Bermuda. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it is satisfied that:

●	we are not proposing to act illegally or beyond the scope of our corporate authority and we have complied with the statutory provisions as to majority vote;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such as a business-person would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates, the offeror may, on one month’s notice, require the holders of the remaining shares to transfer such shares on the terms of the offer, and must, within one month of acquiring 90% of the shares, provide notice to the remaining 10% shareholders of such 90% acquisition and the remaining 10% shareholders may, within three months, require the offeror to acquire their shares on the same term as the offer. An objection can be made to the Supreme Court of Bermuda, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Additionally, holders of 95% or more of the shares of a company may compulsorily acquire the remainder. The principal difference between a 95% squeeze-out and 90% squeeze-out is that a dissentient under a 95% squeeze-out can only apply to court to appraise the value of its shares. It cannot seek to vitiate the compulsory acquisition.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Bermuda law differs from the laws in effect in the U.S. and may afford less protection to holders of our securities. We are organized under the laws of Bermuda. As a result, our corporate affairs are governed by the Companies Act, which differs in some material respects from laws typically applicable to U.S. corporations and shareholders, including the provisions relating to interested directors, amalgamations, mergers and acquisitions, takeovers, shareholder lawsuits and indemnification of directors. Generally, the duties of directors and officers of a Bermuda company are owed to the company only. Shareholders of Bermuda companies typically do not have rights to take action against directors or officers of the company and may only do so in limited circumstances.

Class actions are not available under Bermuda law. The circumstances in which derivative actions may be available under Bermuda law are substantially more proscribed and less clear than they would be to shareholders of U.S. corporations. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s amended and restated memorandum of association or amended and restated bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Additionally, under our amended and restated bye-laws and as permitted by Bermuda law, each shareholder has waived any claim or right of action against our directors or officers for any action taken by directors or officers in the performance of their duties, except for actions involving fraud or dishonesty. In addition, the rights of holders of our Securities and the fiduciary responsibilities of our directors under Bermuda law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States, particularly the State of Delaware. Therefore, holders of our securities may have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction within the United States.

Enforceability of Civil Liabilities under U.S. Federal Securities Laws. We are organized under the laws of Bermuda. In addition, some of our directors and officers may reside outside the United States, and all or a substantial portion of their assets and our assets are or may be located in jurisdictions outside of the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. based directors and officers or to recover against us or such directors and officers or obtain judgments from U.S. courts against us or them, including judgments predicated upon the civil liability of the U.S. federal securities laws.

We have been advised by Appleby (Bermuda) Limited, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda courts as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to Bermuda public policy. It is the advice of Appleby (Bermuda) Limited that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

Special Considerations for Exempted Companies. We are an exempted company limited by shares (meaning our public shareholders have no liability, as members of the company, for liabilities of the company over and above the amount paid for their shares) under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in Bermuda but conducts business mainly outside of Bermuda may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	annual government reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of Bermuda, a description of the company’s principal business, the amount of the company’s “assessable capital” (as defined in the Companies Act), certain economic substance declarations and that the Company has complied with the provisions of the Companies Act;

●	an exempted company may obtain an undertaking against the imposition of certain future taxation (until March 31, 2035);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in Bermuda; and

●	an exempted company may register as a segregated accounts company in accordance with the Segregated Accounts Companies Act 2000 of Bermuda, as amended.

Personal Information Protection—Bermuda

While currently not operative, we will have certain duties under the Bermuda Personal Information Protection Act 2016, or PIPA, which are expected to come into force during 2022. PIPA is based on internationally accepted principles of data privacy. Terms used in the following privacy notice have the meaning given to them in PIPA, unless otherwise defined.

Privacy Notice

Introduction

This privacy notice contains the information which we are required under PIPA to provide to you concerning our practices and policies with respect to our use of your personal information in Bermuda and puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information within the meaning of PIPA.

Personal Information

We will collect, use and secure personal information to the extent we have a lawful basis for doing so and is reasonably required only, and within the parameters that could be reasonably expected, during the normal course of our IPO.

Personal information includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

We may also obtain personal information from other public sources.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal information on individuals connected to you for any reason in relation your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Information

We will only use your personal information for the purpose of, and to the extent legitimately required for, completing our IPO and in connection with your status as a member of the Company for so long as you remain a member, which includes, without limitation, determining the purchaser’s eligibility to purchase the securities pursuant to our IPO under applicable securities legislation or other laws; where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with the AML/ATF Regime and FATCA/CRS requirements); applying for the BMA’s approval for the issuance of any securities to the purchaser, as applicable; inclusion in the Company’s register of members and register of beneficial owners; preparing and registering certificates representing any securities to be issued to the purchaser; and completing filings required by any stock exchange or regulatory authority (including, without limitation, the BMA, the SEC, and NYSE).

We will only share personal information in accordance with the requirements of PIPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal information and against the accidental loss, destruction or damage to the personal information. Your personal information may be disclosed by the Company to: (a) stock exchanges or regulatory authorities (including, without limitation, the BMA); (b) the Company’s registrar and transfer agent, if any; (c) any person with the right to request access to the Company’s registers pursuant to the Companies Act; and (d) any of the other parties involved in the offering of the securities hereunder, including, without limitation, legal counsel, and may be included in record books in connection with the offering of the securities hereunder.

We will only use your personal information for the purposes for which we collected it, unless we reasonably consider that we need to use it for another reason and that reason is compatible with the original purpose. Please note that we may use your personal information without your knowledge or consent, in compliance with the above rules, where this is required or permitted by law.

Should we wish to use personal information for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Information

In certain circumstances we may be legally obliged to share personal information and other information with respect to your shareholding with the relevant regulatory authorities such as the BMA or the Bermuda Registrar of Companies. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal information to persons who provide services to us and their respective affiliates (which may include certain entities located outside the U.S., Bermuda or the European Economic Area), who will process your personal information on our behalf.

The Data Protection Measures We Take

We have put in place appropriate security safeguards to prevent your personal information from being accidentally lost, from being used, accessed, destroyed, modified or disclosed in an unauthorized way or from other misuse. In addition, we limit access to your personal information to those employees, agents, contractors and other third parties who have a business need to access it.

We have also put in place procedures to deal with any suspected security breach and will notify you and any applicable regulator of a breach where we are legally required to do so.

Information Retention

We will only use your personal information for as long as necessary to fulfil the purpose(s) for which we collected it for, including for the purposes of satisfying any legal, regulatory, accounting, or reporting requirements.

Your Personal Information Rights

Under certain circumstances and subject to certain exceptions, you have the right to:

●	Request access to the personal information which we hold about you;

●	Request correction of any inaccurate or incomplete personal information that we hold about you;

●	Request that we cease or not begin the use of your personal information for the purposes of advertising, marketing or public relations, or where the use is causing or likely to cause substantial damage or distress; and

●	Request erasure of your personal information where that personal information is no longer relevant for the purpose of its use.

If you wish to make use of any of your personal information rights please contact the Privacy Officer.

Privacy Officer

We have appointed James Ayers as our Privacy Officer, to oversee compliance with this Privacy Notice. If you have any questions about this Privacy Notice or how we handle your personal information, you can contact the Privacy Officer by the following methods:

By telephone: +1(441) 533-2011

By email: james.ayers@front.bm

By post: Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda

Our Amended and Restated Bye-Laws

Our amended and restated bye-laws contain certain requirements and restrictions relating to our IPO that will apply to us until the completion of our initial business combination. These provisions (other than amendments relating to provisions governing the appointment or removal of directors prior to our initial business combination, which require the approval of a majority of at least 90% of our shares attending and voting in a general meeting) cannot be amended without the approval of our board of directors and a majority of at least 50% of our shares attending and voting in a general meeting or acting by written resolution.

Our initial shareholders may participate in any vote to amend our amended and restated bye-laws and will have the discretion to vote in any manner they choose. Specifically, our amended and restated bye-laws provide, among other things, that:

●	if we have not completed our initial business combination within 18 months from the closing of our IPO, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate, wind up and dissolve, subject in each case to our obligations under Bermuda law to provide for claims of creditors and the requirements of other applicable law;

●	prior to our initial business combination, we may not issue additional shares that would entitle the holders thereof to (1) receive funds from the trust account or (2) vote as a class with our public shares on any initial business combination;

●	although we do not intend to enter into a business combination with a target business that is affiliated with our sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent and disinterested directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business we are seeking to acquire that such a business combination is fair to our company from a financial point of view;

●	if a shareholder vote on our initial business combination is not required by law and we do not decide to hold a shareholder vote for business or other reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

●	as long as our securities are listed on the NYSE, our initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust);

●	if our shareholders approve an amendment to our amended and restated bye-laws (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of our IPO or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, we will provide our public shareholders with the opportunity to redeem all or a portion of their public shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares; and

●	we will not effectuate our initial business combination solely with another blank check company or a similar company with nominal operations.

In addition, our amended and restated bye-laws provide that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 or cause us to be unable to satisfy our liabilities as they become due, in each case, following such redemptions.

The Companies Act permits a company incorporated in Bermuda to amend its bye-laws with (subject to higher thresholds contained in the bye-laws) the approval of the holders of at least a majority of such company’s issued and outstanding shares attending and voting at a general meeting. A company’s bye-laws may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Bermuda exempted company may amend its bye-laws regardless of whether its bye-laws provide otherwise. Accordingly, although we could amend any of the provisions relating to our proposed offering, structure and business plan which are contained in our amended and restated bye-laws, we view all of these provisions as binding obligations to our shareholders and neither we, nor our directors or officers, will take any action to amend or waive any of these provisions unless we provide dissenting public shareholders with the opportunity to redeem their public shares.

Anti-Money Laundering and Sanctions—Bermuda

Sanctions

Under the Bermuda financial sanctions regime we are prohibited from carrying out certain activities, including making any funds or other assets, economic resources, or financial or other related services, available, directly or indirectly, wholly or jointly, for the benefit of designated persons or entities; or behaving in a certain way if financial sanctions apply.

We have adopted a sanctions compliance program to ensure compliance with the International Sanctions Act 2003, as amended and the International Sanctions Regulations 2013, as amended. We are required under our sanctions obligations to supply the Financial Sanctions Implementation Unit (FSIU) of Bermuda as soon as possible with any information that would “facilitate compliance” with sanctions. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

We reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering, financial sanctions or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

Certain Anti-Takeover Provisions of Our Amended and Restated Bye-Laws

Our authorized but unissued shares and undesignated shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares and undesignated shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, amalgamation or otherwise.

Listing of Securities

Our SAILSM securities, Class A shares and warrants are listed on the NYSE under the symbols “STET.U,” “STET” and “STETWS,” respectively.